EXHIBIT 99.1

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Neurobiological Technologies, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 26, 2009.

/s/ Ryan Heslop
Ryan Heslop

Ariel Warszawski
Firefly Value Partners, LP
FVP GP, LLC
Firefly Management Company GP, LLC
FVP Master Fund, L.P.
FVP US-Q, LP

/s/ Ariel Warszawski
Ariel Warszawski, for himself and as Managing Member of FVP GP (for itself and as general partner of each of the Funds) and Firefly Management (for itself and as general partner of Firefly Partners)